Exhibit 5

[SQUIRE, SANDERS & DEMPSEY L.L.P. LETTERHEAD]

June 24, 2009

KeyCorp

127 Public Square

Cleveland, Ohio 44114-1306

Ladies and Gentlemen:

We have acted as counsel to KeyCorp, an Ohio corporation (the “Company”), in connection with a Registration Statement on Form S-4, as thereby amended from time to time, filed by the Company with the Securities and Exchange Commission (as amended, the “Registration Statement”), relating to common shares, par value $1.00 per share (the “Common Shares”), of the Company issuable upon exchange for certain series of trust preferred securities as described in the Registration Statement.

We have examined such documents, including the resolutions of the Board of Directors of the Company, and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the conformity to authentic originals of all documents submitted to us as copies and the continued effectiveness of the Registration Statement.

We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon information obtained from officers of the Company and from public officials. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Registration Statement.

Based on the foregoing, we are of the opinion that, when the Registration Statement relating to the Common Shares has become effective under the Securities Act of 1933, as amended (the “Act”) and the Common Shares have been issued and delivered in exchange for the trust preferred securities as contemplated by the Registration Statement, the Common Shares will be validly issued, fully paid and nonassessable.

KeyCorp

June 24, 2009

Our opinions expressed above are limited to the laws of the State of Ohio and the federal laws of the United States of America.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Validity of Common Shares” contained in the Preliminary Prospectus included therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Squire, Sanders & Dempsey L.L.P.